EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
PRIME TIME TRAVEL, INC.

A STOCK CORPORATION

FIRST:	The name of this Corporation is PRIME TIME TRAVEL, INC.

SECOND:	Its registered office in the State of Delaware is to be located at:

1811 Silverside Road Wilmington, Delaware 19810 County of New Castle

THIRD:	The registered agent in charge thereof is Vcorp Services, LLC.

FOURTH:	The nature of the business and the purposes to be conducted and promoted by the Corporation are as follows:

To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FIFTH:	The total number of shares of stock which the Corporation shall have authority to issue is ONE HUNDRED MILLION (100,000,000), which shall consist of:

Common Stock:	NINETY FIVE MILLION Shares (95,000,000) with a par value of $0.000001 US.

Preferred Stock:	FIVE MILLION Shares (5,000,000) with a par value of $0.000001 US.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.           COMMON STOCK

1.           General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and as may be designated by resolution of the Board of Directors with respect to any series of Preferred Stock as authorized herein.

2.           Voting.  The holders of the Common Stock are entitled to one vote for each share of Common Stock standing in his or her name on the record of shareholders held at all meetings of stockholders in person or by proxy (and written actions in lieu of meetings).  All corporate action shall be determined by vote of a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon.

B.           PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation (the “Board”), subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board being hereby expressly vested with authority to adopt any such resolution or resolutions.  The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

1.           The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board increasing such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board;

2.           The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of Common or Preferred Stock or series thereof, or any other series of the same class, and whether such dividends shall be cumulative or non-cumulative;

3.           The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

4.           Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

5.           Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

6.           Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

7.           The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon the distribution of assets of the Corporation; and

8.           Any other powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences, if any, as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock.  Whenever the holders of shares of the Preferred Stock shall be entitled to receive a preferred distribution and have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

SIXTH:	The name and mailing address of the incorporator are as follows:

Andrew Michael Listerman 809 Heavenly Lane Cincinnati, OH 45238

SEVENTH:	The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

EIGHTH:	The Corporation shall have perpetual existence.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, acknowledged and certifies this Certificate of Incorporation on this the 16th day of November, A.D. 2010, for the purpose of forming a corporation under the laws of the State of Delaware.

By:	/s/ Andrew M. Listerman
Andrew M. Listerman, Incorporator